Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter “this Agreement”) is made this 23rd day of October 2006 between Winn-Dixie Stores, Inc., a Florida corporation (hereinafter “the Company”) and Peter L. Lynch (hereinafter the “Executive”).

WHEREAS, the Executive is presently serving as the Company’s President and Chief Executive Officer;

WHEREAS, the Company desires to continue to employ the Executive in such capacity and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Position. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve as the President and Chief Executive Officer of the Company. In addition, the Executive shall serve as Chairman of the Company’s Board of Directors (the “Board”) during the period the Executive serves on the Board.

(b) Executive’s Duties. The Executive shall report directly to the Board and shall have the duties and responsibilities consistent with the positions of chief executive officer and president of a company the size and nature of the Company. The Executive acknowledges that the Board may appoint from time a time a member of the Board other than the Executive as Lead Director with the duties and responsibilities typically associated with such position. Notwithstanding anything to the contrary contained herein, the appointment of a Lead Director or the exercise by the Lead Director of the duties and responsibilities assigned to him or her by the Board shall not under any circumstances be considered a violation of this Agreement or give rise to “Good Reason” (as defined herein).

(c) Business Time. The Executive agrees to devote substantially all of his business time to the business and affairs of the Company and to use his best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, the Executive may serve on trade, civic or charitable boards or committees and manage his personal investments and affairs to the extent such activities, individually or in the aggregate, do not interfere with the performance of his duties and responsibilities thereunder.

2. Term of Employment. The Executive’s employment hereunder shall commence on the date that the Company emerges from Chapter 11 (the “Restructuring Date”) and shall continue until June 30, 2010 (the “Expiration Date”), unless terminated earlier pursuant to Section 4 of this Agreement (as extended or shortened hereunder, the “Term of Employment”). Unless otherwise terminated earlier, commencing on July 1, 2010, this Agreement shall automatically be renewed and the Term of Employment extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either the Company or the Executive upon (120) days written notice to the other party prior to the commencement of the next Renewal Term. In the event of renewal and except as otherwise provided herein, the last day of each Renewal Term shall be deemed the new Expiration Date.

3. Compensation and Other Related Matters.

(a) Salary. During the Term of Employment, the Executive shall receive an annual base salary of $1,250,000.00, which salary shall be paid in accordance with the Company’s then prevailing payroll practices (the “Base Salary”). The Base Salary shall be reviewed by the Board from time to time in accordance with the Company’s policies and practices, but no less frequently than once annually, and may be increased based on the Executive’s performance in the sole discretion of the Board, it being understood and agreed that the Board shall not be required to increase the Base Salary.

(b) Bonus. For each fiscal year ending during the Term of Employment, the Company shall establish a bonus plan (the “Plan”) pursuant to which the Executive will be eligible to receive an annual bonus (the “Bonus”). The Board or the Compensation Committee of the Board (the “Committee”) will administer the Plan and establish performance objectives for each year after due consultation with the Executive. In the event that the Company achieves target performance goals established under the Plan by the Committee based on the Company’s actual performance, the Executive shall be entitled to receive a Bonus in an amount equal to 100% of the Executive’s Base Salary. In the event that the Company exceeds the applicable target performance goals, the Executive shall be entitled to receive a Bonus based on linear interpolation for incremental performance in excess of the target performance goals; provided, however, in no event shall the Executive’s Bonus exceed 150% of the Base Salary. The performance goals for the Company’s 2007 fiscal year shall be those established under the Company’s bonus plan in effect on the date hereof. Unless otherwise determined by the Board or the Committee, the Executive shall not be entitled to any Bonus if the Company fails to achieve the target performance goals established under the Plan by the Committee. The Executive’s Bonus shall be paid in accordance with the Company’s applicable policy, but in any event within 75 days of the end of the calendar year in which the applicable fiscal year ends.

(c) Fiscal Year 2007 Additional Bonus. In addition to any Bonus that the Executive is entitled to under Section 3(b) above, the Company shall pay the Executive an additional bonus for the Company’s fiscal year 2007 in an amount equal to $2,000,000.00, less all applicable withholding taxes, promptly following the Restructuring Date.

(d) Stock Options. The Executive shall be granted on the terms and conditions set forth on Exhibit A an option (the “Option”) to purchase a number of shares of the Company’s common stock representing one and one quarter percent (1.25%) of the common stock of the Company actually outstanding on the “initial distribution date” as such term is contemplated by the Plan of Reorganization (the “Initial Distribution Date”).

(e) Deferred Compensation Plan. In the event the per share fair market value of the Company’s common stock on the Initial Distribution Date exceeds $749 million divided by the number of shares of Company common stock outstanding on the Initial Distribution Date, the Company will establish a deferred compensation arrangement for the Executive in accordance with the terms and conditions set forth on Exhibit B (the “Arrangement”). The Company agrees to pay 50% of the 20% penalty tax imposed directly on the Arrangement pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, as a result of the initial terms of such Arrangement failing to comply with such Section; it being understood and agreed that the Executive shall agree to amend the Arrangement to the extent determined by the Company in good faith to be necessary to comply with Section 409A of the Code. For the sake of clarity, the Company will not be responsible for any penalty taxes imposed under Section 409A of the Code on or with respect to any equity, deferred compensation or other arrangement (including the Option or restricted stock units described below) even if any such arrangement is aggregated with the Arrangement under Section 409A of the Code or is otherwise deemed to not comply with Section 409A of the Code as a result of the Arrangement.

(f) Restricted Stock Units. The Executive shall be granted on the terms and conditions set forth on Exhibit C restricted stock units representing three quarters of a percent (.75%) of the common stock of the Company actually outstanding on the Initial Distribution Date.

(g) Other Long Term Incentive Programs. In addition, the Executive shall be eligible to participate in long term incentive grants, as determined in the sole discretion of the Committee, including stock option, restricted stock, restricted stock unit, performance stock unit and other similar programs as may be in effect from time to time in accordance with the Company’s compensation practices and terms and provisions of any such program, it being understood and agreed that the Committee shall not be required to make any such grants to the Executive.

(h) Employee Benefits. During the Term of Employment, the Executive and the Executive’s dependents shall participate in all employee and executive retirement, medical, dental, vision, disability, group and/or executive, life, accidental death and travel accident insurance, and all similar benefit programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives employed by the Company.

(i) Perquisites. During the Term of Employment, the Executive shall be entitled to participate in all employee and executive perquisite programs, as such are generally applicable to senior executives of the Company. The Executive will be permitted to charter on a reasonable basis private planes for both professional and personal travel (with income imputed to the extent required under applicable tax rules or regulations); provided that the use of the plane by the Executive’s family shall be subject to approval by the Board pursuant to appropriate guidelines adopted by the Board from time to time, it being understood and agreed that the Executive’s family will be permitted use of such aircraft only when accompanied by the Executive.

(j) Expenses. The Executive will be reimbursed for all expenses actually incurred by him in the furtherance of his duties under this Agreement in accordance with the policies and practices of the Company as in effect from time to time.

(k) Vacation. During the Term of Employment, the Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives of the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

4. Termination. The Term of Employment and the Executive’s employment may be terminated in accordance with this Section 4. Upon termination of the Executive’s employment for any reason, the Executive shall immediately resign, and shall immediately be deemed to have resigned, from all positions with the Company and its subsidiaries, including, without limitation, as a member of the Board.

(a) Disability. Either the Executive or the Company may terminate the Executive’s employment and the Term of Employment due to the Executive’s Disability, by giving notice of his or its intention to terminate the Executive’s employment, and the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after giving such notice. For purposes of this Agreement, “Disability” means (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or (iii) the Executive’s inability due to any physical or mental impairment to perform his substantial job functions for a period of 180 days during any 365 day period.

(b) Death. The Executive’s employment and the Term of Employment shall terminate immediately upon the death of the Executive.

(c) Cause. The Company shall be entitled to terminate the Executive’s employment and the Term of Employment for “Cause.” “Cause” shall mean a termination based upon any of the following: (i) the Executive has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude; (ii) the Executive has engaged in conduct that constitutes gross misconduct in the performance of his duties; (iii) a material breach of this Agreement by the Executive that is not fully cured within 10 business days of written notice provided by the Company; (iv) a material breach by the Executive of a written policy of the Company determined by the Board in good faith to be material to the Company that is not fully cured within 10 business days of written notice provided by the Company; or (v) any failure by the Executive to cooperate in any investigation involving the Company that is not fully cured within 10 business days of written notice provided by the Company. Notwithstanding the foregoing, prior to terminating the Executive’s employment for Cause, the Company shall provide the Executive with (x) notice of its intention to terminate his employment for Cause which sets forth in reasonable detail the specific provision of this Agreement relied upon and the facts and circumstances claimed to provide a basis for termination for Cause; and (y) an opportunity to appear before the Board.

(d) Termination Without Cause. The Company shall have the right to terminate the Executive’s employment and the Term of Employment without Cause at any time.

(e) Good Reason. The Executive shall have the right to resign his employment and terminate the Term of Employment for “Good Reason” if, without the Executive’s consent (i) a reduction by the Company of Executive’s Base Salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of senior executives of the Company; (ii) a failure by the Company to nominate the Executive for election by Company’s Stockholders as Chairman of the Board or, if the position of Chairman of the Board is not a position nominated for election by the Company’s stockholders, a failure by the Company to nominate the Executive for election by Company’s stockholders as a member of the Board; (iii) a failure to appoint the Executive as Chairman during the period he serves on the Board; (iv) the failure of the acquirer of all or substantially all of the assets of the Company to assume this Agreement if the Company is to be liquidated within a reasonable period of time following such acquisition; (v) a material diminution in the Executive’s duties or responsibilities; or (vi) the Company’s decision not to renew the original term of this Agreement or any Renewal Term. A termination for Good Reason shall not take effect unless the following provisions are satisfied. The Executive’s Notice of Termination shall be given within ninety (90) days after the Executive has notice or otherwise learns of such act or acts or failure or failures to act that form the grounds for “Good Reason.” The Company shall have thirty (30) days after the date that such Notice of Termination has been given within which to cure such conduct. If the Company fails to cure such conduct, the Executive shall be deemed to have terminated his employment for Good Reason on the 31st day after such Notice of Termination is given to the Company; provided that a termination pursuant to subclause (iv) of the definition of Good Reason shall not take effect until the Expiration Date.

5. Compensation Upon Termination or During Disability.

(a) Disability. During any period that the Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental disability (the “Disability Period”), the Executive shall continue to receive his Base Salary at the rate set forth in Section 3(a) of this Agreement, less any compensation payable to the Executive under the applicable disability insurance plan of the Company during such period, until this Agreement is terminated pursuant to Section 4(a) hereof. Upon the Executive’s termination due to his Disability, or in the event the Executive’s employment shall be terminated by reason of his death, the Executive shall be entitled to the Accrued Obligations. The unvested portion of the Option and the Restricted Stock shall automatically be forfeited.

For purposes of this Agreement Accrued Obligations shall mean as of the date of termination the following amounts not theretofore paid to the Executive (i) the Executive’s Base Salary through the date of termination at the rate in effect on the date of termination; (ii) the amounts of any bonus, incentive compensation, deferred compensation or other compensation and benefits vested and accrued by the Executive under the applicable benefit plans of the Company as of the date of termination; (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the date of termination; and (iv) a prorated Bonus for the year in which termination occurs, based on actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid within seventy five (75) days of the close of the applicable fiscal year. For purposes of determining Accrued Obligations, amounts shall be deemed to accrue ratably over the period during which they are earned (and not forfeited) but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

(b) Death. In the event of the Executive’s death, the Executive’s beneficiary shall be entitled to receive the Accrued Obligations. The unvested portion of the Option and the Restricted Stock shall automatically be forfeited.

(c) Cause. If the Company terminates the Executive’s employment for “Cause” as defined in Section 4(c) of this Agreement, the Executive shall be entitled to receive the Accrued Obligations (other than the pro rated bonus set forth in subclause (iv) of the definition of “Accrued Obligations”) . The outstanding portion of the Option and the Restricted Stock shall automatically be forfeited.

(d) Termination Without Cause by the Company. If the Company terminates the Executive’s employment without Cause pursuant to Section 4(d) of this Agreement, the Company shall pay the Executive (i) the Accrued Obligations; and (ii) ratable monthly installments during the Restricted Period (as defined in Section 10 below) in an aggregate amount equal to the sum of the Executive’s Base Salary at the rate then in effect and the Executive’s target bonus multiplied by the full and fractional years of the Restricted Period; and (iii) continuation on the same terms and conditions (including cost sharing) applicable to active employees of the medical/dental benefits previously provided to the Executive prior to his termination (or until the Executive obtains subsequent employment that provides for reasonably comparable benefits), which benefits continuation shall be concurrent with coverage available under COBRA.

(e) Good Reason. If the Executive resigns his employment for “Good Reason” pursuant to Section 4(e) of this Agreement, (i) the Accrued Obligations; and (ii) ratable monthly installments during the Restricted Period (as defined in Section 10 below) in an aggregate amount equal to the sum of the Executive’s Base Salary at the rate then in effect and the Executive’s target bonus multiplied by the full and fractional years of the Restricted Period; and (iii) continuation on the same terms and conditions (including cost sharing) applicable to active employees of the medical/dental benefits previously provided to the Executive prior to his termination (or until the Executive obtains subsequent employment that provides for reasonably comparable benefits), which benefits continuation shall be concurrent with coverage available under COBRA.

(f) Release of Claims. The amounts payable to Executive following termination of the Term of Employment pursuant to Section 5 shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. As a condition to receiving the payments and benefits set forth in Sections 5(a), 5(d) or 5 (e) of this Agreement, the Executive shall execute and not revoke a customary release of claims in a form reasonably satisfactory to the Company.

(h) Timing of Payments. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to specified employees, the first payment to the Executive under Sections 5(d) and 5(e) of this Agreement shall be made on the first date that is at least six months after Executive’s termination date. The first payment shall include any installments that would have been paid previously under Sections 5(d) and 5(e) were it not for this special timing rule.

6. Excise Tax.

(i) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 6 (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by

Section 4999 of the Code, as amended from time to time (the “Excise Tax”), and the present value of such Payments (calculated in a manner consistent with that set forth in the applicable regulations promulgated under Section 280G of the Code) is equal to or less than $50,000 greater than the threshold at which such amount becomes an “excess parachute payment,” then the amount of the Payments payable to the Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to the Executive is subject to the Excise tax.

(ii) In the event it shall be determined that the amount of the Payments payable to the Executive is more than $50,000 greater than the threshold at which such amount becomes an “excess parachute payment,” then the Executive shall be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments.

(iii) All determinations required to be made under this Section 6, including whether and when a Gross-Up Payment or a Reduction is required, the amount of such Gross-Up Payment or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”); provided that in the event a Reduction is determined to be required, the Executive may determine which Payments shall be reduced in order to comply with the provisions of this Section 6. The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction or Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and the Executive; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment or Reduction Amount, if applicable, based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to the Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Executive or the amount of the Payments after the Reduction, as applicable, within five (5) days of the receipt of the Auditor’s recalculation of the Gross-Up Payment.

7. Non-Exclusivity Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the date of termination shall be payable in accordance with such plan or program.

8. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts, other than medical benefits provided in Section 5(d) or Section 5(e), shall not be reduced whether or not the Executive obtains other employment.

9. Dispute Resolution. Except to the extent necessary to enforce the provisions of Section 10 of this Agreement in accordance with Section 10(i) by way of a temporary or preliminary injunction pending the result in arbitration, any disputes under this Agreement shall be settled by arbitration in Jacksonville, Florida in accordance with the Rules of Commercial Disputes of the

American Arbitration Association, as modified herein, as determined by a panel of Jacksonville arbitrators. Unless otherwise agreed, the arbitration shall be conducted within thirty (30) days of the conclusion of the arbitration hearing. Otherwise, any such dispute shall be resolved by a state or federal court sitting in Jacksonville, Florida. All fees and expenses of any arbitration, including arbitrator’s fees, shall be borne equally by the parties and each party shall bear his or its attorneys’ fees and expenses incurred in connection with such arbitration, unless the arbitrator otherwise awards such fees and expenses to either such party. Any award of attorneys’ fees and costs in any judicial proceeding shall be determined by applicable law and procedure.

10. Entire Agreement. The Executive acknowledges and agrees that this Agreement (i) includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment during the Term of Employment and all amounts to which the Executive shall be entitled during the Term and (ii) supersedes and replaces the employment agreement dated December 9, 2004 by and between the parties. The Executive also acknowledges and agrees that the Executive’s right to continue to receive severance pay and other benefits pursuant to Section 5(c), or Section 5(d), of this Agreement is contingent upon the Executive’s compliance with the covenants set forth in Section 11 of this Agreement.

11. Executive’s Covenants.

(a) Confidential Information. As used in this Section 10, “Confidential Information” shall mean the Company’s trade secrets and other non-public proprietary or confidential information relating to the Company or its subsidiaries or the business of the Company or its subsidiaries, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company or its subsidiaries. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Executive.

(b) Non-Disclosure. Executive agrees that the Confidential Information is a valuable, special and unique asset of the business of the Company and its subsidiaries, that such Confidential Information is important to the Company and its subsidiaries and the effective operation of the business of the Company and its subsidiaries, and that during employment with the Company (including any employment following the Term of Employment) and at all times thereafter, the Executive shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that the Executive obtains while performing services for the Company or its subsidiaries, except as may be required in the Executive’s reasonable judgment to fulfill his duties hereunder or to comply with any applicable legal obligation.

(c) Non-Solicitation; Non-Competition. During employment with the Company or its subsidiaries (including any employment following the Term of Employment) and the Restricted Period, the Executive will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company or its subsidiaries. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than one percent (1%) of outstanding shares), counsel, advise, or be otherwise engaged or employed by any entity or enterprise that competes with the Company or any of its subsidiaries anywhere in the world where the Company or any of its subsidiaries conducts business, by developing manufacturing or selling any product or service of a type, respectively, developed, manufacture or sold by the Company or any of its subsidiaries. Further, the Executive shall not during the Restricted Period, without the approval of the Company, (i) directly or indirectly on behalf of the Executive or any other person or entity, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Company or its subsidiaries to cease their relationship with the Company or its subsidiaries for any reason or (ii) take any action to encourage or induce any employee, representative, officer or director of the Company or its subsidiaries to cease his, her or its relationship with the Company or its subsidiaries for any reason.

For purposes hereof, the Restricted Period means the full and fractional years equal in number to one plus the remaining portion of the Company’s fiscal year at the time of the Executive’s termination of employment.

(d) Return of the Company Property and Records. The Executive agrees that at any time requested by the Company and in any event upon termination of his employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any Confidential Information or any operational, financial or other documents given to the Executive during his employment with the Company.

(e) Assignment of Inventions. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively, the “Inventions”), made conceived, developed, or purchased by him, or under which he acquires the right to grant licenses or to become licensed, along or jointly with others, which have arisen alone or jointly with others, which have arisen or may arise out of his employment, or relate to any matters pertaining to, or useful in connection therewith, the business affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by the Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by the Executive during the Term of Employment. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(f) Non-Disparagement. During the Term of Employment and thereafter, (i) the Executive agrees not to make any statement that is intended to or could reasonably be expected to disparage the Company or its subsidiaries or their directors, officers or employees and (ii) the Company agrees not to authorize and, upon the Executive’s written request, shall direct its executive officers not to make any statement that is intended to or could reasonably be expected to disparage the Executive. Notwithstanding the foregoing, nothing in this Section shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(g) Cooperation. The Executive agrees that, during the Term of Employment, for (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding or other proceeding, (i) the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent the Executive determine in good faith is necessary in the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which the Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, any (ii) in the event that any other party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believe in good faith are related to such litigation or other proceeding, the Executive shall promptly so notify the Company’s counsel. The Executive agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of the Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which the Executive were involved prior to the termination of the Executive’s employment to the extent the Company pays all expenses the Executive incur in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by the Executive in good faith) with the Executive’s personal or professional schedule.

(h) Enforcement. If any of the provisions or subparts of this Section 10 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 11 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

(i) The Executive agrees and covenants that he shall not challenge the reasonability or enforceability of any pursuant of this Section 10, accordance with its terms notwithstanding any termination of this Agreement or any termination of Executive’s employment, regardless whether such termination is voluntary or involuntary.

(j) Remedy for Breach. Because the Executive’s services are unique and because the Executive has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of this Agreement will cause irreparable damage to the Company and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Agreement, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions of this Agreement pending a final decision in an arbitration conducted under Section 9 of this Agreement. Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies available to it for such actual or threatened breach, including but not limited to the recovery of money damages.

11. Indemnification. The Company agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of fact that, after the Restructuring Date, he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent or authorized by the Company’s by-laws. The rights conferred on Executive by this Section 12 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section shall continue as to Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators. This Section 11 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the Executive’s employment, regardless whether such termination is voluntary or involuntary.

12. Successor.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all of the assets or business of the Company. The Company shall use its reasonable best efforts to cause any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

14. Miscellaneous.

(a) Survival. Section 10 shall survive the termination or expiration of this Agreement or the Term of Employment, whether such termination shall be by expiration of the Term of Employment in accordance with Section 2 or an early termination of the Term of Employment pursuant to Section 4 hereof.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered, as applicable, upon actual receipt in the case of hand delivery, five (5) days after mailing by registered or certified mail or two (2) days after sending by nationally recognized courier service; and shall be addressed as follows:

If to the Company:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attn: General Counsel

If to the Executive:

At the last known principal residence address reflected in the personnel records of the Company.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Entire Agreement; Amendment; Waiver. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment and all amounts to which the Executive shall be entitled. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(d) Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Inconsistency. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision.

(f) Captions, Gender, Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(h) Withholding. All amounts payable hereunder will be subject to the withholding of all applicable taxes (including payroll and excise taxes) and deductions required by applicable law or elected by the Executive.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

EXECUTIVE:

/s/ Peter L. Lynch
Peter L. Lynch

EMPLOYER:

Winn-Dixie Stores, Inc., a Florida corporation

/s/ H. Jay Skelton
Name: H. Jay Skelton
Title: Chairman of the Board

Exhibit A

WINN-DIXIE STORES, INC.

EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is made by and between WINN-DIXIE STORES, INC., a Florida corporation (the “Company”), and PETER L. LYNCH, (“Optionee”), as of October 23, 2006.

RECITALS

A. The Company has adopted and approved the Winn-Dixie Stores, Inc. Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement; and

B. The Committee appointed to administer the Plan has determined that Optionee is eligible to participate in the Plan and that it would be to the advantage and best interest of the Company and its stockholders to grant the Option provided for herein to Optionee; and

C. This Agreement is prepared in conjunction with and under the terms of the Plan. Terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan; and

D. Optionee has accepted the grant of the Option and agreed to the terms and conditions hereinafter stated.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND OF THE PROMISES AND CONDITIONS HEREIN CONTAINED, IT IS AGREED AS FOLLOWS:

ARTICLE I

GRANT OF OPTION

Section 1.1 - Grant of Option.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company has granted effective on the Company’s initial “Distribution Date” (as such term is defined in the Company’s Joint Plan of Reorganization) (the “Effective Date”) to Optionee the right and option to purchase all or any part of [INSERT NUMBER OF SHARES]1 shares of the Company’s common stock, par value $.01 per share (“Stock”). The Option granted pursuant to this Agreement is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

[1]	Number of shares to represent one and one quarter percent (1.25%) of the Stock of the Company actually outstanding on the initial Distribution Date (as such term is defined in the Company's Joint Plan or Reorganization).

Section 1.2 - Exercise Price.

The exercise price of the Option for each share of Stock subject to the Option shall be equal to $[•] per share of Stock subject to the Option.2

ARTICLE II

VESTING AND EXERCISABILITY

Section 2.1 - Vesting and Exercisability.

(a) Vesting Schedule. Except as otherwise provided herein or in the Plan, the Option shall become 100 percent vested on June 30, 2010, if Optionee has continuously provided services to the Company, a Subsidiary or Affiliate or has been continuously employed by the Company, a Subsidiary or Affiliate until such date. Prior to becoming 100 percent vested, the Option shall become exercisable in three cumulative installments as follows and shall remain exercisable until the seventh anniversary of the date of grant (the “Option Term”), subject to the forfeiture provisions set forth in Section 2.2(a):

%	Number of Shares	Date First Available For Exercise
33%	[ ]	[June 30, 2008]
33%	[ ]	[June 30, 2009]
34%	[ ]	[June 30, 2010]

(b) Accelerated Vesting. If during the Option Term a Change in Control occurs, the Option shall become 100 percent vested and exercisable (regardless of the extent to which such Option was then vested) as of the date of such Change in Control, notwithstanding any other provisions of the Plan or this Agreement.

(c) Post-Termination Vesting. If during the Option Term the Optionee’s employment or service terminates as a result the Company’s termination of the Optionee without Cause (other than as a result of death or “Disability,” as such term is defined in the Employment Agreement) or the Optionee’s resignation for “Good Reason” (as such term is defined in the employment agreement by and between the Company and the Optionee dated November 16, 2006 (the “Employment Agreement”) and the Optionee continues to comply with Section 11 of the Employment Agreement, the Option shall continue to vest pursuant to Section 2.1(a) following the date of such termination of the Optionee’s employment or service, and the Optionee shall have the remainder of the Option Term to exercise such Option.

Section 2.2 - Expiration of Option.

(a) Except as set forth herein or in subsections (b), (c), (d) or (e) below, an Option may not be exercised unless the Optionee is then in the employ of, maintains an independent contractor relationship with, or is a director of, the Company or a Subsidiary (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Optionee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option.

[2]	Exercise price to be the greater of (x) the per share value of a share of Stock based upon the Company's Reorganization Value and (y) the Fair Market Value per share of Stock on the initial Distribution Date.

(b) If the Optionee’s employment or service terminates as a result of death or Disability, the portions of the Option that is exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) one (1) year following the date of such termination of employment or service and (ii) expiration of the Option Term and shall thereafter terminate. All additional portions of the Option which are not exercisable as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

(c) If the Optionee’s employment or service is terminated for Cause, the Option (whether or not then vested) shall terminate on the date of the Optionee’s termination of employment or service.

(d) If the Optionee’s employment or service with the Company and its Subsidiaries terminates other than as described in Sections 2.1(c) or Sections 2.2(b) and (c) above, the portions of the Option that are exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) 90 days following the date of such termination of employment or service and (ii) expiration of the Option Term and shall thereafter terminate. All additional portions of the Option which are not exercisable as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

ARTICLE III

EXERCISE OF OPTION

Section 3.1 - Manner of Exercise.

(a) The Option, to the extent then vested and exercisable, shall be exercisable by delivery to the Company of a written notice stating the number of shares as to which the Option is exercised pursuant to this Agreement and a designation of the method of payment of the exercise price with respect to Stock to be purchased. An Option may not be exercised for less than 100 shares of Stock (or the number of remaining shares of Stock subject to the Option if less than 100).

(b) The exercise price of the Option, or portion thereof, with respect to Stock to be purchased, shall be paid in full at the time of exercise; payment may be made in cash, which may be paid by check, or other instrument or in any other manner acceptable to the Committee. In addition, any amount necessary to satisfy applicable federal, state or local tax requirements shall be paid promptly upon notification of the amount due. The Committee may permit, in its sole discretion, such amount to be paid in Stock previously owned by the employee, or a portion of Stock that otherwise would be distributed to such employee upon exercise of the Option, or a combination of cash and such Stock.

ARTICLE IV

MISCELLANEOUS

Section 4.1 - Transferability of Option; Prohibition on Resale of Stock in Public Market.

Unless the Committee determines otherwise, the Option is nontransferable except by will or the laws of descent and distribution. Prior to July 1, 2009, the Optionee shall be prohibited from reselling in the public markets any shares of Stock acquired as a result of his exercise of any portion of the Option, other than in a minimum amount necessary to satisfy any tax liability he incurs in connection with the exercise of any portion of the Option; provided, however, that any restriction on resale shall lapse in full upon the occurrence of a Change in Control.

Section 4.2 - Taxes and Withholdings.

Not later than the date of exercise of the Option granted hereunder, Optionee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option. The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to Optionee federal, state, and local taxes of any kind required by law to be withheld upon the exercise of such Option.

Section 4.3 - Restrictive Covenants.

If the Optionee engages in any conduct in breach of Section 11 of the Employment Agreement or any other noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, all portions of the Option which are not then exercisable shall be cancelled and shall terminate.

Section 4.4 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Optionee and the Optionee’s legal representative in respect of any questions arising under the Plan or this Agreement.

Section 4.5 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, Attention: Corporate Secretary, and to Optionee at the address set forth below or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 4.6 - Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 4.7 - Conflicts and Interpretations.

In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.

Section 4.8 - Amendment.

This Agreement may not be amended in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Optionee has hereunto set Optionee’s hand.

WINN-DIXIE STORES, INC.

	BY:	/s/ H. Jay Skelton

/s/ Peter L. Lynch
PETER L. LYNCH
[ ]

Address

Exhibit B

WINN-DIXIE STORES, INC. 2006

DEFERRED COMPENSATION PLAN

The Winn-Dixie Stores, Inc. 2006 Deferred Compensation Plan (the “Plan”) has been adopted by Winn-Dixie Stores, Inc., a Florida corporation, effective as of the Effective Date, for the benefit of the Participant. The Plan is a nonqualified deferred compensation plan pursuant to which the Company (as hereinafter defined) and its Affiliates may defer compensation on behalf of the Participant. The Plan is maintained primarily for the purpose of providing deferred compensation for the Participant within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

The following words and phrases used in this Plan shall have the respective meanings set forth below unless the context clearly indicates to the contrary.

Section 1.1 “Administrator” shall mean the Company acting through a Committee appointed by the Board, which Committee shall have at least three members, or any Person to whom the Committee delegates its authority pursuant to Section 5.1(a)(i).

Section 1.2 “Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person and/or one or more Affiliates thereof. As used in this definition, the term “control”, including the correlative terms “controlling”, “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or any partnership or other ownership interests, by contract or otherwise) of a Person.

Section 1.3 “Beneficiary” shall have the meaning set forth in Section 6.8(a).

Section 1.4 “Board” shall mean the Board of Directors of the Company.

Section 1.5 “Cause” shall be as defined in the Employment Agreement.

Section 1.6 “Claimant” shall have the meaning set forth in Section 6.14(a).

Section 1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.8 “Common Stock” shall mean the common stock of the Company, par value $0.01.

Section 1.9 “Company” shall mean Winn-Dixie Stores, Inc., a Florida corporation, and its successors.

Section 1.10 “Deferred Compensation Account” of a Participant shall mean the bookkeeping account established on behalf of the Participant in accordance with Section 3.1(a).

Section 1.11 “Deferred Compensation Unit” shall mean the measurement units described in Section 3.1(a).

Section 1.12 “Disability” shall be as defined in the Employment Agreement.

Section 1.13 “Distribution Date” shall mean the dates specified in Section 4.1.

Section 1.14 “Effective Date” shall mean the Initial Distribution Date

Section 1.15 “Emergence Date” shall mean the date on which the Company emerges from bankruptcy protection as specified in the Plan of Reorganization.

Section 1.16 “Employment Agreement” shall mean the employment agreement entered into between the Company and the Participant effective on the Emergence Date.

Section 1.17 “ERISA” shall have the meaning set forth in the introductory paragraph of this Plan.

Section 1.18 “Initial Distribution Date” shall mean the date on which the Company first distributes its Common Stock in accordance with the Plan of Reorganization.

Section 1.19 “Initial Election Period” means the period beginning on the Emergence Date and continuing through the Initial Distribution Date.

Section 1.20 “Participant” shall mean Peter Lynch.

Section 1.21 “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 1.22 “Plan” shall mean the Winn-Dixie Stores, Inc. 2006 Deferred Compensation Plan, as set forth in this document and as it may hereafter be amended from time to time.

Section 1.23 “Plan of Reorganization” shall mean the Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors, filed on August 9, 2006 with the United States Bankruptcy Court, Middle District of Florida.

Section 1.24 “Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners or similar governing Persons thereof.

Section 1.25 “Vested Units” shall have the meaning set forth in Section 3.2(a) and (b).

ARTICLE II

PARTICIPATION

Section 2.1 Participant. The Board hereby selects Peter Lynch to be the sole Participant in this Plan.

Section 2.2 Enrollment. During the Initial Election Period, the Participant shall submit an election form: (i) designating the source and amounts of deferred income, and (ii) stating whether the Participant is an Accredited Investor. The Participant may also file with the Company a completed Beneficiary designation form as provided under Section 5.8 of the Plan. The Committee may establish from time to time such other enrollment requirements as it determines necessary, in its sole discretion

ARTICLE III

DEFERRED COMPENSATION ACCOUNT

Section 3.1 Deferred Compensation Accounts.

(a) On the Effective Date, the Administrator shall establish and maintain for the Participant a Deferred Compensation Account and credit a number of Deferred Compensation Units. The number of Deferred Compensation Units shall be equal to the product of 1.25% and the number of shares of Common Stock actually outstanding on the Initial Distribution Date. The initial value of each Deferred Compensation Unit shall equal the difference between the closing per share price of the Common Stock on the Initial Distribution Date as reported by NASDAQ and the per share price of the Common Stock on the Emergence Date (the “Initial Value”). The price per share on the Emergence Date shall equal $749 million divided by the total number of shares of Company Common Stock actually outstanding on the Initial Distribution Date (the “Reorg Value”). Notwithstanding any other provision of this Plan, no amount shall be credited to the Participant’s Deferred Compensation Account prior to the Effective Date.

(b) Notwithstanding the forgoing, if the Initial Value is equal to or less than $0, then the Administrator shall not credit any Deferred Compensation Units to the Participant’s Deferred Compensation Account.

Section 3.2 Vesting.

(a) The Deferred Compensation Units shall initially be unvested units such that the Participant will have no right to distribution of such units unless and until the Deferred Compensation Units become vested in accordance with Sections 3.2(b) or (c).

(b) On each date that the Participant exercises options granted to him on the Initial Distribution Date (the “Options”) in accordance with the Participant’s Winn-Dixie Stores, Inc. Equity Incentive Plan Non-Qualified Stock Option Award, a number of Deferred Compensation Units shall become Vested Units at the Initial Value. The number of Deferred Compensation Units that become Vested Units shall equal the number of Options exercised by the Participant on that date. If the Options are adjusted such that the Participant is not required to pay any or all of the exercise price of the Options, the value of the Vested Units shall be appropriately adjusted as determined by the Committee in good faith.

(c) On the seventh anniversary of the Effective Date, if the closing per share price of the Common Stock as reported by NASDAQ on such date (or the per share fair market value of the Company’s Common Stock as determined by the Committee in good faith in the event that the Company’ s shares are no longer reported by NASDAQ)(the “Final Value”) is greater than the Reorg Value then the number of unvested Deferred Compensation Units that shall become vested shall equal the number of Options that expire unexercised on such date. Immediately following the seventh anniversary of the Effective Date, any unvested Deferred Compensation Units shall automatically become forfeited. The value of any Unit vested on the seventh anniversary of the Effective Date shall be equal to the lesser of (i) the Final Value less the Reorg Value; and (ii) the Initial Value.

(d) If on the seventh anniversary of the Effective Date, the value of the Deferred Compensation Units is equal to or less than $0, then no additional Deferred Compensation Units shall vest on the seventh anniversary of the Effective Date.

(e) Interest shall accrue on each Vested Unit held in the Participant’s Deferred Compensation Account, which interest shall equal the product of (i) the number of days commencing on the day following the day on which the Vested Unit vested through the next Distribution Date as described in Section 5.1; and (ii) a fraction (expressed as a percentage) the numerator of which is the prime lending rate of Citibank, N.A. then in effect as specified in The Wall Street Journal on the date of the Participant exercised Options and the denominator of which is 360.

Section 3.3 Assignments Prohibited. No part of the Participant’s Deferred Compensation Account shall be liable for the debts, contracts or engagements of the Participant, his beneficiaries or his successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such Person have any rights to alienate, pledge, encumber, assign or otherwise transfer any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided herein.

Section 3.4 Account Not Funded; No Stockholder Rights. The Participant’s Deferred Compensation Account shall be a memorandum account on the books of the Company. The Deferred Compensation Units credited to the Participant’s Deferred Compensation Account shall be used solely as a device for the determination of the amounts to be eventually distributed to the Participant in accordance with this Plan. The Deferred Compensation Units shall not be treated as property or as a trust fund of any kind. The Participant shall not be entitled to any voting or other stockholder rights with respect to Deferred Compensation Units credited under this Plan.

ARTICLE IV

BENEFITS

Section 4.1 Time of Distribution. The Vested Units held in the Participant’s Deferred Compensation Account plus any accrued interest on such units shall be distributed to the Participant (or his Beneficiaries, as applicable) on December 31 of each of 2009, 2010, 2011, 2012 and the seventh anniversary of the Effective Date (each a “Distribution Date”). For the avoidance of doubt, if no Vested Units are held in the Participant’s Deferred Compensation Account on a Distribution Date, the Participant will not receive any distribution from the Participant’s Deferred Compensation Account on such Distribution Date.

Section 4.2 Form of Distribution. All distributions under the Plan with respect to Deferred Compensation Units shall be made in a single lump sum cash payment on the applicable Distribution Date, less any amounts to be withheld pursuant to Section 6.4 of this Plan.

Section 4.3 Distributions for Unforeseeable Emergencies.

(a) The Participant may request a distribution of Vested Units under the Plan for an Unforeseeable Emergency (as defined below) without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Administrator and may be made only to the extent necessary to satisfy the hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Administrator may treat a distribution as necessary to satisfy the hardship if it relies on the Participant’s written representation, unless the Administrator has actual knowledge to the contrary, that the hardship cannot reasonably be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

(b) For purposes of this Section 4.3, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Administrator in its sole discretion.

Section 4.4 Special Rules Regarding Distribution. Notwithstanding any provision in this Plan to the contrary, if the Participant becomes entitled to a distribution of Deferred Compensation Units under this Plan, the Administrator may delay a Distribution Date to a date that occurs not later than six (6) months after the date such distribution was originally scheduled to be made to the extent that the Administrator reasonably determines that such later distribution date is reasonably necessary to comply with applicable laws, rules or regulations or is otherwise reasonably advisable to preserve the intended tax consequences of this Plan.

Section 4.5 Reduction in Number of Units. In connection with distributions of Vested Units pursuant to Section 4.1, the Participant’s Deferred Compensation Account will be decreased by decreasing the number of Deferred Compensation Units held in such account by the number of Vested Units so distributed.

ARTICLE V

ADMINISTRATIVE PROVISIONS

Section 5.1 Administrator’s Duties and Powers.

(a) The Administrator shall administer this Plan in accordance with this governing document, as amended from time to time. The Administrator shall have full discretionary power and authority to carry out that function and shall have the following specific duties and powers:

(i) To delegate all or part of its function as administrator to any other Person and to revoke any such delegation.

(ii) To determine questions of eligibility and vesting of the Participant and his entitlement to benefits.

(iii) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other Persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, to designate such Persons to carry out responsibilities, and (together with the Company, the Board and the Company’s officers, and employees) to rely upon the advice, opinions or valuations of any such Persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv) To construe and interpret the terms of the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(v) To adopt rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon the Company and the Participant, except to the extent found by a court of competent jurisdiction to be arbitrary or capricious.

(c) The Administrator shall, to the maximum extent reasonably possible, interpret all provisions of this Plan in a manner that is consistent with all applicable laws, rules and regulations and the intended tax consequences of this Plan (including, without limitation, guidance that may be issued after the effective date of this Plan).

Section 5.2 Indemnification by the Company; Liability Insurance.

(a) The Company shall pay or reimburse any of the Company’s officers, directors or employees who administer the Plan for all expenses incurred by such Persons in, and shall indemnify and hold them harmless from all claims, liability and costs (including reasonable attorneys’ fees) arising out of, the good faith performance of their Plan functions.

(b) The Company may obtain and provide for any such Person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 5.3 Recordkeeping.

(a) The Administrator shall maintain suitable records of the Participant’s Deferred Compensation Account and such other records as the Administrator deems appropriate in order to administer this Plan.

(b) The Administrator may appoint a secretary to keep the record of proceedings relating to the Plan, to transmit its decisions, instructions, consents or directions to any interested party, and to execute and file, on behalf of the Administrator, such reports or other documents as may be necessary or appropriate under applicable law to perform ministerial acts.

(c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 5.4 Service of Process. The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

Section 5.5 Service in More than One Capacity. Any Person or group of Persons may serve in more than one capacity with respect to the Plan.

Section 5.6 Statement to Participant. The Administrator shall from time to time in its discretion furnish to the Participant a statement setting forth the value of his Deferred Compensation Account and such other information as the Administrator shall deem advisable to furnish.

Section 5.7 Corporate Changes. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Company’s Common Stock, the unvested Deferred Compensation Units shall be adjusted in a manner consistent with any adjustment of the Options as appropriate and equitable in order to prevent dilution or enlargement of the rights of the Participant under the Plan

Section 5.8 Designation of Beneficiary.

(a) The Participant shall have the right to designate, revoke and redesignate one or more beneficiaries hereunder (each a “Beneficiary”) and to direct payment of the amount or distribution of the items credited to his Deferred Compensation Account to such Beneficiaries upon his death. Designation, revocation and redesignation of Beneficiaries shall be made on such form as shall be designated by the Administrator. If the Participant wishes to designate a Person other than his spouse as Beneficiary, the Administrator may require (as a condition precedent to the effectiveness of such designation) that such designation be consented to in writing by the spouse. Upon the receipt by the Administrator of a new, valid Beneficiary designation from the Participant, all Beneficiary designations previously delivered by the Participant and received by the Administrator before the Participant’s death shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary designation delivered by the Participant. No designation, revocation or change in designation of a Beneficiary shall be valid or effective unless signed by the Participant (and by the Participant’s spouse, to the extent required pursuant to this Section 5.8(a)) and until received in writing by the Administrator or its designated agent.

(b) If the Participant fails to designate a Beneficiary as provided in Section 5.8(a) or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits under this Plan, then the Participant’s designated Beneficiary shall be deemed to the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust). In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the Person or Persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder. If the Participant dies and his benefits become payable to the Participant’s Beneficiary, but the Beneficiary’s death occurs before such payment can actually be made, payment shall be made to the Beneficiary’s duly appointed and currently acting personal representative of the Beneficiary’s estate (which shall include either the Beneficiary’s probate estate or living trust). In any case where there is no such personal representative of the Beneficiary’s estate duly appointed and acting in that capacity within ninety (90) days after the Beneficiary’s death (or such extended period as the Administrator determines is reasonably necessary to allow such Personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Beneficiary’s death), then payment shall be made to the Person or Persons who can verify by court order that they are legally entitled to receive the benefits otherwise payable to the deceased Beneficiary.

(c) If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its reasonable discretion, to withhold such payments until this matter is resolved to the Administrator’s reasonable satisfaction. The payment of benefits under this Plan to the Participant’s Beneficiary in accordance with this Section 5.8 shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Amendment of Plan. Except as may otherwise be prohibited by applicable law, the Plan may be wholly or partially amended by the Administrator from time to time; provided, however, that no amendment shall lengthen the time period applicable to the Participant under Section 5.1(a) or otherwise decrease the non-forfeitable interest the Participant or any other Person entitled to payment under the Plan has in the Participant’s Deferred Compensation Accounts without the Participant’s written approval.

Section 6.2 Termination of the Plan. If the Reorg Value is greater than or equal to the Initial Value, the Plan will terminate on the day following the Initial Distribution Date without liability to the Participant. Otherwise, the Plan shall terminate on the earlier of: (i) the seventh anniversary of the Effective Date (following the final Distribution Date provided by Section 4.1(a)); and (ii) the date on which all of the Deferred Compensation Units are distributed from the Participant’s Deferred Compensation Account (the “Term”).

Section 6.3 Errors and Misstatements. In the event of any misstatement or omission of fact by the Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay the applicable Participant or other Person entitled to payment under the Plan any underpayment in cash in a lump sum or shall either recoup any overpayment from future payments to the Participant or other Person entitled to payment under the Plan or proceed against the Participant or other Person entitled to payment under the Plan for recovery of any such overpayment.

Section 6.4 Tax Withholding. No later than on each Distribution Date, the Participant or his Beneficiary shall pay to the Administrator or make arrangements satisfactory to the Administrator regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the distribution payable on such Distribution Date. The Company shall, to the extent permitted or required by law, have the right to deduct from any distribution otherwise due to the Participant or his Beneficiary federal, state and local taxes of any kind required by law to be withheld upon distribution.

Section 6.5 Governing Law; Severability. This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of Delaware. If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Section 6.6 Unsecured General Creditor. The Participant and his Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company to pay benefits in the future to those Persons to whom the Company has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Participant and Beneficiaries shall be no greater than those of the Company’s unsecured general creditors.

Section 6.7 Payment on Behalf of Minors or Persons under Incapacity. In the event any amount becomes payable under the Plan to a minor or a Person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any Person found by the Administrator, in its sole judgment, to have assumed the care of such minor or other Person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors and employees in respect of such payment.

Section 6.8 References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed successor statute, regulation or document.

Section 6.9 Inability to Locate Participant. In the event that, notwithstanding its reasonable efforts to do so, the Administrator is unable to locate the Participant or his Beneficiary within two years following the date on which the Participant’s employment by the Company and its Affiliates terminates for any reason, or if earlier, within two years following the date a distribution is to be made to the Participant in respect of his Deferred Compensation Account pursuant to Section 4.1, the amount allocated to the Participant’s Deferred Compensation Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest.

Section 6.10 Compliance with Laws. This Plan, the offer, issuance and delivery of securities under this Plan, and, if applicable, the payment of money under this Plan, are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

Notwithstanding anything in the Plan to the contrary, all Plan benefit obligations and payments are subject to guidance issued by the U.S. Department of Treasury under Section 409A of the Code. To the extent required, the Company may modify the benefits payable hereunder and the timing of benefits payable hereunder to comply with such guidance; provided, however, that the present value of the aggregate Plan benefits payable to the Participant after such modification shall not be less than the present value of the Plan benefits payable to the Participant prior to the modification.

Section 6.11 Status of the Plan. The Plan is intended to be a non-qualified deferred compensation plan that meets the requirements for deferral of taxation under Code Section 409A and “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. The Participant’s Deferred Compensation Account and all credits and other adjustments to such account shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Deferred Compensation Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

Section 6.12 Effect Upon Other Plans. Except to the extent provided herein, nothing in this Plan shall be construed to affect the provisions of any other plan maintained by the Company.

Section 6.13 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 6.14 Claims Procedure.

(a) Presentation of Claim. The Participant or his Beneficiary (being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. As soon as practicable after making its determination, the Administrator shall notify the Claimant in writing:

(i) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason(s) for the denial of the claim, or any part of it;

(B)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(C)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(D)	an explanation of the claim review procedure set forth in Section 6.14(c); and

(c) Review of a Denied Claim. No later than sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(i) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(ii) may submit written comments or other documents; and/or

(iii) may request a hearing, which the Administrator, in its sole discretion, may grant.

(d) Decision on Review. The Administrator shall render its decision on review promptly, and no later than sixty (60) days after the Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Administrator determines that special circumstances require an extension of time for completing its review, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the review. In rendering its decision, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i) specific reasons for the decision;

(ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Section 6.15 Other Agreements. This Plan does not amend, modify or terminate the Employment Agreement between the Participant and the Company dated [date].

* * * * *

As adopted by the Board of Directors on [            ], 2006.

Exhibit C

WINN-DIXIE STORES, INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT AWARD AGREEMENT

THIS AGREEMENT is made by and between WINN-DIXIE STORES, INC., a Florida corporation (the “Company”), and PETER L. LYNCH, (“Grantee”), as of October 23, 2006.

RECITALS

A. The Company has adopted and approved the Winn-Dixie Stores, Inc. Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement; and

B. The Committee appointed to administer the Plan has determined that Grantee is eligible to participate in the Plan and that it would be to the advantage and best interest of the Company and its stockholders to grant the award of Restricted Stock Units (as defined below) provided for herein to Grantee; and

C. This Agreement is prepared in conjunction with and under the terms of the Plan. Terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan; and

D. Grantee has accepted the grant of the Restricted Stock Units and agreed to the terms and conditions hereinafter stated.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND OF THE PROMISES AND CONDITIONS HEREIN CONTAINED, IT IS AGREED AS FOLLOWS:

ARTICLE V

GRANT OF RESTRICTED STOCK UNITS

Section 5.1 - Grant of Restricted Stock Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company has granted effective on the Company’s initial “Distribution Date” (as such term is defined in the Company’s Joint Plan of Reorganization)(the “Effective Date”) to Grantee units evidencing a right to receive [INSERT NUMBER OF RSUs]3 shares of the Company’s common stock, par value $.01 per share (“Stock”) (the “Restricted Stock Units” or “Restricted Stock Unit Award”).

[3]	Number of shares to represent three quarters of one percent (0.75%) of the Stock of the Company actually outstanding on the initial Distribution Date (as such term is defined in the Company’s Joint Plan or Reorganization).

ARTICLE VI

RESTRICTIONS AND VESTING PERIOD

Section 6.1 - Restrictions.

The Restricted Stock Units granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, other than by will or the laws of descent and distribution.

Section 6.2 - Vesting Period.

Subject to the forfeiture provisions set forth in Section 4.1, the Restricted Stock Units shall become vested and shares of Stock shall become deliverable in three equal installments on June 30, 2008, June 30, 2009 and June 30, 2010 (the “Vesting Period”).

Section 6.3 - Accelerated Vesting.

If during the Vesting Period a Change in Control occurs, all Restricted Stock Units shall become 100 percent vested and paid out as of the date of such Change in Control or promptly thereafter, in each case, in accordance with the terms of the Plan.

Section 6.4 - Post-Termination Vesting.

If during the Vesting Period the Grantee’s employment or service terminates as a result of the Company’s termination of the Grantee without Cause (other than as a result of death or “Disability,” as such term is defined in the Employment Agreement) or the Grantee’s resignation for “Good Reason” (as such term is defined in the employment agreement by and between the Company and the Grantee dated November 16, 2006 (the “Employment Agreement”)) and the Grantee continues to comply with Section 11 of the Employment Agreement, the Restricted Stock Unit Award shall continue to vest pursuant to Section 2.2 following the date of such termination of the Grantee’s employment or service.

ARTICLE VII

NO STOCKHOLDER RIGHTS

Section 7.1 - No Stockholder Rights.

Grantee shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the date of issuance of a stock certificate for such shares. In the event of an adjustment to the Restricted Stock Unit Award pursuant to Section 5(d) of the Plan, then in such event, any and all new, substituted or additional securities to which Grantee is entitled by reason of the Restricted Stock Unit Award shall be immediately subject to the Restrictions and Vesting Period set forth in Sections 2.1 and 2.2 above with the same force and effect as the Restricted Stock Unit Award subject to such Restrictions immediately before such event.

ARTICLE VIII

CESSATION OF EMPLOYMENT

Section 8.1 - Forfeiture.

If, at any time while the Restricted Stock Unit Award is outstanding, the Grantee’s employment or service with the Company or any Subsidiary or Affiliate is terminated for any reason other than those set forth in Section 2.4 of this Agreement, then any unvested Restricted Stock Units pursuant to the Restricted Stock Unit Award shall be forfeited to the Company and neither the Grantee nor any of Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Unit Award.

ARTICLE IX

CERTIFICATES

Section 9.1 - Certificates.

Upon vesting and subject to Section 8(i) of the Plan, the Company will issue a stock certificate for the shares of Stock represented by this Agreement, net of any shares of Stock withheld by the Company to satisfy the payment of mandatory taxes as described in Section 6 herein. Prior to July 1, 2009, the Grantee shall be prohibited from reselling in the public markets any shares of Stock acquired as a result of the vesting of any portion of the Restricted Stock Unit Award, other than in a minimum amount necessary to satisfy any tax liability he incurs in connection with the exercise of any portion of the Restricted Stock Unit Award; provided, however, that any restriction on resale shall lapse in full upon the occurrence of a Change in Control.

ARTICLE X

TAXES

Section 10.1 - Taxes.

The Grantee shall be required to pay to the Company in cash all federal, state and local taxes required to be withheld in respect of settlement of Restricted Stock Units, provided, that Committee may allow the Grantee to satisfy payment of taxes due upon vesting of the Restricted Stock Units, by having the Company distribute to the Grantee shares of Stock net of the number of whole shares of Stock the fair market value of which is equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws.

ARTICLE XI

RESTRICTIVE COVENANTS

Section 11.1 - Restrictive Covenants.

If the Grantee engages in any conduct in breach of Section 11 of the Employment Agreement or any other noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, all portions of the Restricted Stock Unit Award which are not then vested shall be cancelled and forfeited.

ARTICLE XII

MISCELLANEOUS

Section 12.1 - Incorporation of Plan.

This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

Section 12.2 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, Attention: Corporate Secretary, and to Grantee at the address set forth below or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 12.3 - Successor.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 12.4 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement.

Section 12.5 - Amendment.

This Agreement may not be amended in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Grantee has hereunto set Grantee’s hand.

WINN-DIXIE STORES, INC.

	BY:	/s/ H. Jay Skelton

/s/ Peter L. Lynch
PETER L. LYNCH
[ ]

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